Exhibit 99.1

SWK Holdings Corporation Announces
Launch of Specialty Finance Business

PROVO, UTAH – May 15, 2012. SWK Holdings Corporation (SWKH.OB) (“SWK” or the “Company”) announced today that it has hired J. Brett Pope and Winston L. Black III as its Chief Executive Officer and Managing Director, respectively, to build a specialty finance and asset management business. Mr. Pope will be joining the Board of Directors (the “Board”) effective June 30, 2012. These actions have been unanimously approved by the SWK Board.

SWK estimates that the current addressable market for commercialized life science product monetizations is in excess of $40 billion globally. In 2011 alone, the value of the publicly announced pharmaceutical royalty monetizations was in excess of $2 billion. SWK believes this market is poised for substantial long-term growth due to the combination of an increasing number of life science product license agreements, particularly in biopharma, and the attractiveness of product monetizations as a source of capital for life science innovators.

SWK’s strategy is to provide capital to a broad range of life science companies, institutions and inventors. SWK will initially focus on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. SWK intends to fill a niche that the Company believes is underserved in the sub-$50 million transaction size.

The Board believes that the combination of SWK’s capital, Misters Pope’s and Black’s experience and talent, and this focused strategy, creates an opportunity to generate significant cash flow and compound book value for SWK and its shareholders at a very attractive rate.

Michael Weinberg, Chairman of the Board, stated, “With the ongoing challenges in the credit markets, the Board believes that there is a compelling opportunity to build a specialty finance company. We believe Brett and Winston are uniquely qualified to build this business. We are focusing on the pharmaceutical and medical device royalty market because it offers the ability to achieve attractive returns for shareholders. We look forward to expanding into other specialty finance areas as opportunities arise. We welcome Brett and Winston to SWK and are pleased that they have agreed to join us to build this business.”

Mr. Pope and Mr. Black were the co-founders of PBS Capital Management, a firm established in 2009 to deploy capital in the health care and pharmaceutical royalty market. Prior to founding PBS Capital, they were employed at Highland Capital Management in Dallas. Mr. Pope was a Partner at Highland Capital, where he served in various roles including Senior Portfolio Manager, overseeing a healthcare portfolio, as well as Co-Head of Private Equity. Mr. Black served as a Senior Portfolio Analyst at Highland Capital where he managed a healthcare portfolio. Prior to joining Highland, Mr. Black was COO/Analyst and Chief Compliance Officer at Mallette Capital Management, Inc., a biotech-focused hedge fund.

Mr. John F. Nemelka, SWK Interim Chief Executive Officer, has announced that in order to ensure a smooth transition, he will continue to serve as Interim CEO of the Company until June 30, 2012. As a member of the Board, Mr. Nemelka looks forward to working with Brett and Winston in building value for shareholders. Mr. Paul V. Burgon, SWK Interim Chief Financial Officer, also announced that he will continue to serve as Interim CFO through such date as he and the Company mutually determine, as the Company transitions its corporate headquarters to Dallas, Texas.

The specialty finance and asset management businesses will be conducted through separate subsidiaries and the Company will conduct its operations in a manner that will cause it to be excluded from the definition of an investment company and exempt from registration and regulation under the Investment Company Act of 1940.

Additional information on pharmaceutical royalties is available on the Company’s website at www.swkhold.com.

Statements in this release that are not strictly historical, and any statements regarding events or developments that we believe or anticipate will or may occur in the future are "forward-looking" statements within the meaning of the federal securities laws. There are a number of important factors that could cause actual results, developments and business decisions to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in our SEC filings, including our 2011 Annual Report on Form 10-K. These forward-looking statements speak only as of the date of this release and the Company does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.